Management Services Agreement

THIS AGREEMENT made this 25th day of July, 2011 (the “Effective Date”).

BETWEEN:

Blue Sphere Corporation, a company incorporated in Nevada, USA  (the “Company”)

AND:

JLS, a company incorporated in Cyprus with a business office in Florinis 7, Nicosia, Cyprus

("JLS")

AND	Roy Amitzur, an individual with residence in Bratislava, Slovakia

(the "Executive")

All together: "The Parties"

WHEREAS:

A.                The Company has agreed to engage JLS  to provide management services to the Company: and

B.                 JLS and the Company wish to formally record the terms and conditions upon which JSL will render management services to the Company; and

C. JLS has agreed to assign the Executive, who is engaged with JLS, and the Executive has agreed, to provide management services to the Company and to devote at least 75% of the Executive's time for the management services to the Company; and

D. The company declares that its business is in the field of GHG emission reduction and in renewable energy with projects world wide.

E. The Executive declares that he has significant experience in business general management, funds raising and project financing ; and

F.                 JLS, the Executive and the Company has agreed that the Executive will not be entitled to any compensation of any kind from the Company and that any  compensation for the services rendered by the Executive will be paid only to JLS;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
CONTRACT FOR SERVICES

1.1	Engagement of Executive. The Company hereby agrees to engage JLS and the Executive in accordance with the terms and provisions hereof.

(a). Term.  Unless terminated earlier in accordance with the provisions hereof, the term of engagement under this Agreement will commence on the Effective Date and will continue for a period of two (2) years from the Effective Date (the “Term”). The Company may terminate this Agreement by giving 30 days written notice to JLS and/or the Executive if it has not entered into agreements with investors that have supplied to the Company equity financing for the total amount of at least $1,000,000 on or before July 15, 2012 or after a mutually pre-agreed extended period of 6 months from the effective date if JLS and the Executive requests such extension ("The Condition"). For the avoidance of doubt, the above mentioned target financing of $ 1 million referred to in The Condition means equity financing of $1 million directly to the Company and not to any of its projects or subsidiaries.

(b).  Service. The Executive agrees to faithfully; honestly and diligently serve the Company   and to devote most of his time, attention and best efforts to further the business and interests of the Company during the Term.  It is agreed that the Executive will devote at least 75% of his time to the Company

1.2	Duties. The Executive’s services hereunder will be provided on the basis of the following terms and conditions:

(a)	Reporting directly to the Chief Executive Officer of the Company, the Executive will serve as Executive Vice President of the Company;

(b)
It is agreed that as first priority, the Executive will focus on funds raising and on marketing the Company in the financial communities. The Executive will plan, develop and implement funds raising strategy for the short term and the long term so as to enable meet performance plans within agreed budgets and timescales given by the CEO. He will establish and maintain appropriate systems and tools for follow up, monitor, update and extend the Company's involvement and reputation within the financial capital markets.  He will report on opportunities, development plans and achievements within agreed formats and timescales. The Executive will manage and control funds raising expenditure within agreed budgets. He will contribute to the evaluation of strategy, development and performance of the Company in co-operation with the executive team.

(c). After achieving The Condition and other targets in the financial markets as defined jointly by the Executive and the management of the Company, the Executive will devote more of his time in general management tasks as part of the leading team of the Company, primarily marketing tasks and participation in projects management.

ARTICLE 2
COMPENSATION

2.1	Remuneration.

(a)
For services rendered by the Executive during the Term,  JLS  will be paid a monthly fee, payable within 10 days after the end of each month against an invoice, at a gross monthly rate of US$10,000 + VAT when applicable (the “Fee”). It is agreed that JLS will be entitled to fees only after the Company has raised an aggregate amount of at least $450,000 . Subsequently, the Fee will increase to a gross monthly rate of USD $15,000 + VAT (when applicable) after the Company has raised an aggregate equity investment against its shares of $2,000,000.  Payments may be made through the Israeli subsidiary of the Company.

(b)
The Executive agrees that only JLS will be entitled to the full compensation for his services rendered to the Company, being it in cash or in shares or in any other way, and this compensation will be paid only to JLS and that he will not have any claim whatsoever to the Company on compensation for the services rendered provided that full payment therefore is actually made to JLS and that he is fully compensated by JLS for any service that he will render to the Company.

(c)
The Executive’s position with the Company is included among the positions of management or those requiring a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Executive; and he and JLS will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in the Agreement between the Company and JLS.

(d)
JLS and the Executive take full responsibility on any tax liabilities that they might have as a result of the rendering of services to the Company. JLS and the Executive hereby undertakes responsibility on any claim against the Company for any tax liabilities that may arise.

2.2	Shares' Allocation.

(a)
“JLS Shares”:  For the purposes of this Agreement, “JLS Shares” means nine point nine (9.9%) percent of the common shares in the capital of the Company as of the Effective Date to vest in accordance with this paragraph 2.2.

(b)
As of the Commencement Date, the Company will issue to JLS Company's  shares ("JLS Shares"), exercisable at a price of $0.001 per share.  JLS Shares may not be sold for two years after the Effective Date and will be trusted in escrow for two years from the Effective Date. The Company undertakes to make all filings and to take all steps, in the same manner as it will act for the first investors that will join the Company as new shareholders as from the Effective Date, to ensure that all the JLS shares will be freely tradable and to ensure they will remain freely tradable after the escrow period.

(c)
The total amount of JLS Shares granted to JLS as per Section 2(a) above and any additional shares that may be granted to JLS after the Effective Date will be vested in equal parts, on a quarterly basis commencing the Effective Date and ending 24 months thereafter, a total of 8 quarters.

(d)
In case that the Executive will resign from the Company, JLS will receive only the JLS Shares that have vested on the effective date of resignation. In case that the Executive will cease to be Executive of the Company due to termination by the Company for reason of not meeting The Condition by July 15, 2012, 50% of the JLS Shares will be vested and if the termination occurs after the 6 month agreed extension without the Condition being met, 75% of the JLS shares will be vested . In the event that the Condition is met by July 15, 2012 or any agreed extension, all JLS Shares will automatically be vested, In the event that the engagement of the Executive is terminated for Cause (defined below), none of the JLS Shares will be vested. In the event of termination of the Agreement by JLS and the Executive or termination of the Agreement by the Company except for Cause, all vested shares according to this Section 2.2 will be released from escrow at termination date and freely tradable. All JLS Shares not vested will be returned to the Company.

(e)
It is agreed that It is JLS and the Executive responsibility to pay any tax liabilities that may arise as a result of granting JLS Shares by the Company, and it is agreed that the Company will not be liable to any of the Executive's personal tax liabilities that may occur due to JLS Shares allocation nor to any corporate tax liabilities due to JLS Shares allocation.

2.3
Incentive Plans JLS and the Executive will be entitled to participate at similar terms as the other executives of the Company in bonus plans or incentive compensation plans for its employees, adopted by the Company or any of its subsidiaries.

2.4
Expenses.  The Executive will be reimbursed by the Company for all reasonable business expenses incurred by the Executive and pre-approved by the CEO in connection with his duties within previously approved budgets upon submission of a monthly statement of expenses.  This includes, but not only, payments of expenses incurred when traveling abroad, per diem payments for travel abroad.

2.5
Liability Insurance Indemnification. The Company will insure the Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at the Company's expense with a run-off period of seven (7) years following termination of his engagement and will provide the Executive with a customary officer indemnification agreement.

ARTICLE 3
CONFIDENTIALITY AND NON-COMPETITION

3.1	Maintenance of Confidential Information.

(a)
“Confidential Information”:  For the purposes of this Agreement, “Confidential Information” shall include all information of a confidential nature, that has been or will be disclosed to JLS and/or the Executive by the Company or any person or entity on their behalf, and includes, without limitation, any and all developments, trade secrets, inventions, innovations, techniques, processes, formulas, drawings, designs, products, systems, creations, improvements, documentation, data, specifications, technical reports, customer lists, supplier lists, distributor lists, distribution channels and methods, retailer lists, reseller lists, employee information, financial information, sales or marketing plans, competitive analysis reports and any other thing or information whatsoever, whether copyrightable or non  copyrightable or patentable or non patentable.

(b)
JLS and the Executive acknowledge that, in the course of services rendering hereunder, JLS and/or the Executive will, either directly or indirectly, have access to and be entrusted with Confidential Information (whether oral, written or by inspection) relating to the Company or its respective affiliates, associates or customers.

(c)
JLS and the Executive acknowledge that the Company’s Confidential Information constitutes a proprietary right, which the Company is entitled to protect.  Accordingly, JLS and the Executive  covenant and agree that, during the Term and for a period of two years thereafter, JLS and the Executive will keep in strict confidence the Company’s Confidential Information and will not, without prior written consent of the Company, disclose, use or otherwise disseminate the Company’s Confidential Information, directly or indirectly, to any third party.

(d)
JLS and the Executive agree that, upon termination of the services for the Company, they will immediately surrender to the Company all Company Confidential Information then in their possession or under their control.

3.2
Exceptions.  The general prohibition contained in Section 3.1 against the unauthorized disclosure, use or dissemination of the Company’s Confidential Information will not apply in respect of any Company Confidential Information that:

(a)	is available to the public generally;

(b)	becomes part of the public domain through no fault of the Executive;

(c)	is already in the lawful possession of the Executive at the time of receipt of the Company’s Confidential Information; or

(d)
is compelled by applicable law to be disclosed, provided that the Executive and/or JLS give the Company prompt written notice of such requirement prior to such disclosure and provides assistance at the request and expense of the Company, in obtaining an order protecting the Company’s Confidential Information from public disclosure.

3.3
Fiduciary Obligation. JLS and the Executive declare that their relationship to the Company is that of fiduciary, and they agree to act towards the Company and otherwise behave as fiduciary of the Company.

3.4
Non Competition.  JLS and the Executive agree and undertake that they will not, so long as they render services to the Company and for a period of 12 months following termination of services render  for whatever reason, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that competes with the Company’s business, including any business which, when this Agreement terminates, the Company contemplates in good faith to be materially engaged in within 12 months thereafter, provided that the Company has taken demonstrable actions to promote such engagement or that the Company’s Board of Directors has adopted a resolution authorizing such actions prior to the date of termination; provided, however, that JLS and the  Executive may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (3%) of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise. The above will not apply to the Executive in his capacity as a director, President and shareholder of CTG Clean Technology Group Ltd. and its daughter companies.

3.5	No Solicitation.

(a)
“Customer”:  For the purposes of this Agreement, “Customer” means any Person who is, at any time during the Term and for a period of 12 months following termination of the Executive’s work with the Company  for any reason, a customer of the Company or any of its affiliates that the JLS and/or the Executive knew .

(b)
“Person”:  For the purposes of this Agreement, “Person” means an individual, corporation, partnership, trustee, trust, unincorporated association, organization, syndicate, joint venture, limited liability company, executor, administrator or other legal or personal representative, government entity or any other entity recognized by law.

(c)
JLS and the Executive covenant and undertake that they will not, at any time during the Term and for a period of 12 months following termination of this agreement for any reason, directly or indirectly, in any way:

(i)
solicit, hire or engage the services of any employee or consultant the Company or its affiliates or persuade or attempt to persuade any such individual to terminate his employment or relationship with the Company or any of its Affiliates;

(ii)
persuade or attempt to persuade any Customer to restrict, limit or discontinue purchasing or retaining the services provided by the Company or any of its affiliates to any such Customer or to reduce the amount of business which any such Customer has customarily done, with the Company or any of its affiliates in respect of the Company’s business, or to solicit or take away, or attempt to solicit or take away, from the Company or any of its affiliates any of its Customers in respect of the Company’s business.

3.6
Remedies.  The parties to this Agreement recognize that any violation or threatened violation by JLS and/or the Executive of any of the provisions contained in this Article 4 will result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone.  Accordingly, JLS and the Executive agree that, in the event of any such violation or threatened violation, the Company will, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

3.7
Reasonable Restrictions.  JLS and the Executive agree that all restrictions in this Article 4 are reasonable and valid in order to protect the business and proprietary interests of the Company, both as to the duration of time and any geographic limitation therein provided, based on the present business, plans and prospects of the Company and that compliance with the provisions of this Agreement will be unduly burdensome on him or deprive him of a means of livelihood.

ARTICLE 4
TERMINATION

4.1	Definitions

(a)	“Cause”: For the purposes of this Agreement, “Cause” means that JLS and/or the Executive have:

(i)	committed an intentional act of fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s work with the Company;

(ii)	intentionally and wrongfully damaged property of the Company, or any of its respective affiliates, associates or customers;

(iii)	intentionally or wrongfully disclosed any of the Confidential Information;

(iv)	made material personal benefit at the expense of the Company in breach of his fiduciary duty to the Company without the prior written consent of the CEO ;

(v)	accepted shares or options or any other gifts or benefits from a vendor without the prior written consent of the CEO;

(vi)	fundamentally breached any of the JLS or Executive’s material covenants contained in this Agreement and after a reasonable opportunity for JLS or the Executive to cure the alleged breach; or

(vii)
persistently, without reasonable justification, failed or refused to follow the lawful and proper directives of the Company   and after a reasonable opportunity for JLS or the Executive to cure the alleged failure or refusal.

(b)	“Terminated For No Cause”. For the purposes of this Agreement, “Terminated For No Cause” means any event of termination that is not a result of the events described in clause 5.1(a) above.

(c)
“Intentional”:  For the purposes of this Agreement, an act or omission on the part of JLS or the Executive will not be deemed “intentional,” if it was due to an error in judgment or negligence, but will be deemed “intentional” if done by JLS or the Executive not in good faith and without reasonable belief that the act or omission was in the best interests of the Company, or its respective affiliates, associates or customers.

(d)
“Disability”:  For the purposes of this Agreement, "Disability" will mean any physical or mental illness or injury as a result of which the Executive remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period.  Disability will occur upon the end of such six-month period.

4.2 Termination For Cause or Disability.  This Agreement may be terminated at any time by the Company without notice, for Cause or in the event of the Disability of the Executive.

4.3 Termination For No Cause. This agreement may be Terminated For No Cause by any of the parties with a prior notice of 3 months.  During the notice period, both parties to this Agreement will fulfil their duties and obligations under this Agreement.

4.4 Severance for Termination With Cause.  If the Company terminates the Executive’s services rendering for Cause, then the Company will not be obligated to pay the Executive or JLS any severance payments or provide any notice whatsoever to the JLS or the Executive.

4.5 Limitation of Damages.  It is agreed that, in the event of termination of services, neither the Company, nor JLS nor the Executive will be entitled to any notice, or payment in excess of that specified in this Article 5.

4.6 Return of Materials.  Within three (3) days of any termination of services hereunder, or upon any request by the Company at any time, JLS and the Executive will return or cause to be returned any and all Confidential Information and other assets of the Company (including all originals and copies thereof), which “assets” include, without limitation, hardware, software, keys, security cards and backup tapes that were provided to JLS or the Executive either for the purpose of performing the services hereunder or for any other reason.  JLS and the Executive acknowledge that the Company’s Confidential Information and the assets are proprietary to the Company, and JLS and the Executive agree to return them to the Company in the same condition as JLS or the Executive received such Confidential Information and assets.

4.7 Effect of Termination. Sections 2.2, 3, 4.5 and 8.11 hereto will remain in full force and effect after termination of this Agreement, for any reason whatsoever

ARTICLE 5
MUTUAL REPRESENTATIONS

5.1	JLS and the Executive represent and warrant to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and

(b)	do not require the consent of any person or entity.

5.2	The Company represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof

(a)	will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and

(b)	do not require the consent of any person of entity.

5.3
Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

ARTICLE 6
NOTICES

6.1
Notices.  All notices required or allowed to be given under this Agreement must be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:

Blue Sphere Corporation
35 Asuta St. Even Yehuda,
P.O.B 857, Israel 40500

(b) in the case of JLS, to Florinis 7, Greg Tower, 6th floor, 1065, Nicosia, Cyprus.

(c) and in the case of the Executive  Kastielska 2, Bratislava 821 05, Slovakia

6.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

ARTICLE 7
GENERAL

7.1
Entire Agreement.  As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the contracting of JLS or the Executive by the Company are null and void.  The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty will be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

7.2
Personal Agreement.  The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement will apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

7.3
Further Assurances.  Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

7.4
Waiver.  No provision hereof will be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent.  A waiver by a party of any provision of this Agreement will not be construed as a waiver of a further breach of the same provision.

7.5	Amendments in Writing. No amendment, modification or rescission of this Agreement will be effective unless set forth in writing and signed by the parties hereto.

7.6
Assignment.  Except as herein expressly provided, the respective rights and obligations of JLS, the Executive and the Company under this Agreement will not be assignable by either party without the written consent of the other party and will, subject to the foregoing, enure to the benefit of and be binding upon JLS, the Executive and the Company and their permitted successors or assigns.  Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.7
Severability.  In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision will be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which will continue to have full force and effect.

7.8	Headings. The headings in this Agreement are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

7.9
Number and Gender.  Wherever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

7.10	Time. Time is of the essence in this Agreement.

Governing Law.  This Agreement shall be interpreted and performed in accordance with the laws of the State of New York and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement

7.11
Enurement.  This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, JLS and the Executive and the personal legal representatives of JLS and the Executive.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

Per:		Per:
	Blue Sphere Corporation		JLS

Name:		Name:	Ohad Freund

Title:	CEO	Title:	Director
Per:
The Executive

Name: Roy Amitzur